Exhibit 99.1

DRAFT – 2/16/07
INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Reports Strong Fourth-Quarter and Full-Year Results

Company posts record revenues for quarter and year;
Ninth consecutive quarter of double-digit earnings gains;
Full-year net sales up 8%

          MINNEAPOLIS, Minn., Feb. 20, 2007—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported increased quarterly net earnings of $8.3 million, or $0.43 per diluted share, on net sales of $166.9 million for its fourth quarter ended December 31, 2006. Tennant reported net earnings in the comparable 2005 period of $6.4 million, or $0.35 per diluted share, on net sales of $152.0 million. The 2006 fourth-quarter earnings include $0.01 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R) and a one-time tax benefit of $0.04 per diluted share.

          For the full year ended December 31, 2006, Tennant reported net earnings of $29.8 million, or $1.57 per diluted share, on net sales of $599.0 million. In the comparable 2005 period, the company had net earnings of $22.9 million, or $1.26 per diluted share, on net sales of $552.9 million. The 2006 full-year earnings include $0.03 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). Tennant’s 2006 annual guidance anticipated earnings of $1.42 to $1.50 per diluted share.

          “We are pleased to report record fourth-quarter revenues and increased earnings for the period,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “The company’s financial performance in the quarter is especially noteworthy given the strong prior-year quarter. In 2006, continued growth from new products, sales gains in all of the company’s geographies and improvement in operating efficiencies contributed to financial results. Going forward, we believe significant opportunities exist to deliver sustained, profitable growth across all of our businesses. I am also pleased to note that with the recent addition of Don Westman as vice president of global operations and Karel Huijser as vice president of international, we now have the leadership team in place that will carry us forward and help us achieve our growth and operations goals.”

          The company remains focused on its five corporate priorities: expanding market coverage and establishing a manufacturing base in China; building a global, low-cost sourcing platform; implementing lean manufacturing initiatives and reducing its manufacturing footprint; employing continuous process improvement; and growing revenues through innovative product and service solutions, as well as through international market expansion.

2 - Tennant Reports 2006 Fourth-Quarter Results

Review of Results

          Tennant’s consolidated net sales for the 2006 fourth quarter rose 9.8 percent compared to a strong 2005 fourth quarter. Favorable foreign currency exchange added approximately 3 percent to consolidated net sales for the quarter. For the full year, consolidated net sales increased 8.3 percent compared with 2005. Favorable foreign currency exchange added approximately 1 percent to full-year 2006 consolidated net sales.

          “Sales in all of Tennant’s geographic regions grew, with Europe generating particularly strong results,” said Killingstad. New products fueled the company’s fourth-quarter performance, with growth in both large and small equipment, such as the new M20 integrated Scrubber-Sweeper and T20 Rider Scrubber. In addition, sales of several Tennant and Nobles branded products that were launched at the end of the third quarter began to ramp up during the fourth quarter, including two new walk-behind automatic scrubbers, the Tennant T5 and the Nobles Speed Scrub® machines. Further, the company extended its proprietary ReadySpace®carpet cleaning technology onto the popular micro-rider platform and launched it in both Tennant and Nobles brands. Tennant introduced six new products in 2006 and plans to launch a similar number of new products in 2007.

          In North America, 2006 fourth-quarter net sales totaled $105.3 million, up 4.3 percent versus the prior-year quarter. Full-year net sales in North America increased 5.7 percent to $391.3 million. Foreign currency exchange effects added less than 1 percent to net sales for the quarter and year.

          Fourth-quarter net sales in Europe grew to $44.5 million, up 23.6 percent compared with the 2005 fourth quarter. Favorable foreign currency exchange effects added approximately 10 percent to sales in Europe for the quarter. For the full year, net sales in Europe rose 16.4 percent to $147.7 million compared to last year. Favorable foreign currency exchange effects increased net sales in Europe by approximately 2 percent in 2006. The July 2006 Hofmans Machinefabriek acquisition contributed approximately 5 percent to sales in the fourth quarter and approximately 3 percent to sales in 2006.

          In Tennant’s other international markets, 2006 fourth-quarter net sales rose 14.0 percent to $17.1 million versus the comparable 2005 quarter, led by increased contributions from Australia and China. Favorable foreign currency exchange effects benefited net sales by approximately 1 percent in the 2006 fourth quarter. For the year, net sales in other international markets totaled $60.0 million, a 7.3 percent increase versus 2005. Unfavorable foreign currency exchange effects lowered net sales in other international markets by approximately 1 percent for the year.

          Tennant’s gross profit margin decreased slightly to 41.0 percent for the 2006 fourth quarter compared to 41.6 percent in the 2005 fourth quarter. Cost reductions and price increases taken earlier in the year were not large enough to offset significantly higher costs for materials, as well as the China startup and manufacturing footprint consolidation costs. For the 2006 full year, the gross profit margin was 42.0 percent versus 42.5 percent in 2005.

3 - Tennant Reports 2006 Fourth-Quarter Results

          For the quarter, selling and administrative expenses were $51.8 million, or 31.0 percent of sales, versus $48.5 million, or 31.9 percent of sales, in the 2005 fourth quarter. For the 2006 year, selling and administrative expenses totaled $189.7 million, or 31.7 percent of sales, compared with $180.7 million, or 32.7 percent of sales, in 2005.

          Operating profit for the 2006 fourth quarter rose 14.9 percent to $10.8 million compared with the 2005 fourth quarter. The increase, which stemmed from sales growth across all product categories and geographies, includes startup expenses for China and the manufacturing footprint consolidation, which together exceeded $1.7 million pretax, or $0.07 per diluted share. China accounted for the majority of the expense. Tennant’s China initiative is a key strategy for reducing the company’s manufacturing and product sourcing costs over time. For the 2006 year, the China and footprint consolidation costs were $3.4 million pretax, or $0.14 per diluted share. For the 2006 full year, operating profit rose 14.6 percent to $40.0 million.

New Accounting Pronouncement Adopted

          In the fourth quarter of 2006, as required, Tennant adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The new standard requires that the net funded position of the company’s plans be recognized as an asset or liability on the employer’s balance sheet. The effect of adopting this new standard was a net increase to stockholders’ equity of $0.6 million.

Business Outlook

          In 2007, Tennant anticipates earnings per diluted share to range from $1.72 to $1.80. This outlook includes approximately $3.5 million to $4.0 million pretax, or $0.15 to $0.17 per diluted share, of expense related to the company’s China expansion and manufacturing footprint consolidation initiative. Management expects the manufacturing footprint consolidation to be completed by the end of 2007.

          In connection with the manufacturing footprint consolidation, Tennant continues to anticipate selling its Maple Grove, Minn., facility near the end of 2007. While the company cannot estimate the impact of this sale on its results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale. The gain is not included in Tennant’s earnings guidance for 2007.

          “In 2007, we anticipate building on the success of the past two years and expect consolidated sales growth of 5 percent to 9 percent, which is consistent with previously communicated targets. There remain significant efficiencies to be gained in our operations and we will continue to develop innovative offerings to fuel our growth. We anticipate another year of solid double-digit earnings-per-share growth, despite higher expenses related to completing our manufacturing footprint consolidation. We remain committed to achieving our stated goal of a 9.5 percent operating margin at the end of 2008,” concluded Killingstad.

4 - Tennant Reports 2006 Fourth-Quarter Results

Conference Call Today

          Tennant will host a conference call to discuss its fourth quarter and full-year results today, February 20, 2007, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant’s website. To listen to the call live on the Web, go to www.tennantco.com and click on About, Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile

          Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

          Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004 and the adoption of SFAS 123(R), including the timing and method of stock option exercises; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

          We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

          We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31

	2006	2005	2006	2005

Net sales	$166.9	$152.0	$599.0	$552.9
Cost of sales	98.5	88.7	347.4	317.9

Gross profit	68.4	63.3	251.6	235.0

Gross margin	41.0%	41.6%	42.0%	42.5%

Research and development expenses	5.8	5.4	21.9	19.4
Selling and administrative expenses	51.8	48.5	189.7	180.7

Total operating expenses	57.6	53.9	211.6	200.1

Profit from operations	10.8	9.4	40.0	34.9
Operating margin	6.5%	6.2%	6.7%	6.3%

Interest income, net	0.5	0.3	1.9	1.1
Other income (expense)	0.3	(0.2)	1.4	(1.0)

Earnings before income taxes	11.6	9.5	43.3	35.0
Income tax expense	3.3	3.1	13.5	12.1

Net earnings	$8.3	$6.4	$29.8	$22.9

Basic EPS (1)	$0.44	$0.35	$1.61	$1.27

Diluted EPS (1)	$0.43	$0.35	$1.57	$1.26

Average number of diluted shares(1)	19.1	18.5	19.0	18.2

(1)	All earnings per share and shares outstanding data have been adjusted for the 2-for-1 stock split effective July 26, 2006.

GEOGRAPHICAL NET SALES(2) (Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31

	2006	2005	% of Change	2006	2005	% of Change

North America	$105.3	$101.0	4.3%	$391.3	$370.1	5.7%
Europe	44.5	36.0	23.6%	147.7	126.9	16.4%
Other International	17.1	15.0	14.0%	60.0	55.9	7.3%

Total	$166.9	$152.0	9.8%	$599.0	$552.9	8.3%

(2)	Net of intercompany sales.

(5)

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	December 31

	2006	2005

ASSETS
Cash and cash equivalents	$31.0	$41.3
Short-term investments	14.3	—
Net receivables	116.3	105.9
Inventories	61.0	52.7
Deferred income taxes and other current assets	12.8	11.7

Total current assets	235.4	211.6

Net property, plant, and equipment	82.8	72.6
Deferred income taxes, long-term portion	1.6	1.5
Goodwill and other intangible assets	30.9	23.8
Other assets	3.6	2.0

Total assets	$354.3	$311.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$1.8	$2.2
Accounts payable, accrued expenses and deferred revenue	93.0	86.8

Total current liabilities	94.8	89.0

Long-term debt	1.9	1.6
Long-term employee benefits	27.1	27.8
Long-term deferred income tax liabilities	0.8	—
Shareholders’ equity	229.7	193.1

Total liabilities and shareholders’ equity	$354.3	$311.5

(6)

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Twelve Months Ended December 31

	2006	2005

CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$29.8	$22.9

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	14.3	13.0
Deferred tax benefit	—	(0.5)
Stock-based compensation expense	3.5	2.0
Provision for bad debt and returns	0.5	1.0
Changes in operating assets and liabilities:
Accounts receivable	(9.8)	(8.6)
Inventories	(3.1)	—
Accounts payable, accrued expenses and deferred revenues	3.4	12.1
Other current/noncurrent assets and liabilities	(1.2)	(1.8)
Other, net	2.9	4.2

Net cash flows related to operating activities	40.3	44.3

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23.9)	(20.9)
Acquisitions, net of cash acquired	(8.5)	—
Purchases of short-term investments	(14.2)	—
Sale of short-term investments	6.1
Proceeds from disposals of property, plant and equipment	0.6	3.0

Net cash flows related to investing activities	(46.0)	(11.8)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payment of long-term debt	—	(5.9)
Capital lease payments	(2.2)	—
Proceeds from issuances of common stock	8.5	7.9
Tax benefit on stock plans	1.3	—
Purchases of common stock	(5.3)	(3.5)
Dividends paid	(8.6)	(7.9)
Principal payment from ESOP	1.4	1.3

Net cash flows related to financing activities	(4.9)	(8.1)

Effect of exchange rates on cash	0.3	0.1

Net (decrease) increase in cash and cash equivalents	(10.3)	24.5

Cash and cash equivalents at beginning of year	41.3	16.8

Cash and cash equivalents at end of period	$31.0	$41.3

# # #

(7)